                                                                     EXHIBIT 4.1

THIS CONVERTIBLE SENIOR SECURED DEBENTURE AND THE SERIES A CONVERTIBLE PREFERRED STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH DEBENTURE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH DEBENTURE AND/OR STOCK MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

                              HALSEY DRUG CO., INC.
                      CONVERTIBLE SENIOR SECURED DEBENTURE

$______________                                                         No. N-__
February 6, 2004

                  HALSEY DRUG CO., INC., a corporation organized under the laws of the State of New York (the "Company"), for value received, hereby promises to pay to _______________, or registered assigns (the "Payee" or "Holder"), upon due presentation and surrender of this Debenture, on the Maturity Date, the principal amount of _____________ ($_________) and accrued interest thereon as hereinafter provided. As used herein, the "Maturity Date" means July 31, 2004; provided, that (i) the Company may extend the Maturity Date, for a period not to exceed 90 days, to the extent the effectiveness of the Amendment (as defined below) is delayed due to the review of the Proxy Statement (as defined below) by the Securities and Exchange Commission, and (ii) the Holders holding at least the Approval Threshold (as defined below) may extend the Maturity Date from time to time in their sole discretion.

                  This Debenture was issued by the Company pursuant to a certain Debenture and Share Purchase Agreement dated as of February 6, 2004 among the Company and certain purchasers identified therein, including the Payee (together with the Schedules and Exhibits thereto, the "Purchase Agreement") relating to the purchase and sale of Convertible Senior Secured Debentures (the "Debentures"). The holders from time to time of the Debentures (including the Holder) are referred to hereinafter as the "Holders". The Holder is entitled to the benefits of the Purchase Agreement, including, without limitation, the rights upon the occurrence and during the continuance of an Event of Default and the benefits of security interests and guaranties referred to below. Reference is made to the Purchase Agreement and the documents entered into pursuant thereto with respect to certain additional rights of the Holder and obligations of the Company and its Subsidiaries not expressly set forth herein. Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement. All such rights and obligations set forth in the Purchase Agreement are incorporated herein by reference.

                                   ARTICLE I

              PAYMENT OF PRINCIPAL AND INTEREST; METHOD OF PAYMENT

                  1.1. Payment, if any, of the principal and accrued interest on this Debenture shall be made in cash, in immediately available funds, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest (computed on the basis of a 360-day year of twelve 30-day months) shall accrue on the unpaid portion of said principal amount from time to time outstanding at the Stated Interest Rate (as defined below), and shall be paid by the Company to the Payee on the Maturity Date or earlier acceleration hereof (unless this Debenture, including such accrued interest, is earlier converted pursuant to
Article III below). Both principal hereof and interest hereon are payable at the Holder's address above or such other address as the Holder shall designate from time to time by written notice to the Company. The Company will pay or cause to be paid all sums becoming due hereon for principal and interest by check or wire transfer, at the Holder's election, and, without any requirement for the presentation of this Debenture or making any notation thereon, except that the Holder hereof agrees that payment of the final amount due shall be made only upon surrender of this Debenture to the Company for cancellation. Prior to any sale or other disposition of this instrument, the Holder hereof agrees to endorse hereon the amount of principal paid hereon and the last date to which interest has been paid hereon and to notify the Company of the name and address of the transferee. As used herein, the "Stated Interest Rate" means the rate of
(i) 1.62% per annum prior to the Maturity Date or earlier acceleration hereof, and (ii) fifteen percent (15%) per annum on and after the Maturity Date or earlier acceleration hereof, in each case subject to the limitations of applicable law.

                  1.2. If any payment of principal or interest or both shall remain unpaid for a period of two (2) business days or more after the Maturity Date or earlier acceleration hereof a late charge equivalent to five percent (5%) of the unpaid amount shall be charged. In addition, a late charge equivalent to five percent (5%) of the outstanding principal amount and accrued interest shall be charged if this Debenture has not been converted pursuant to
Article III before November 1, 2004.

                  1.3. If this Debenture or any portion hereof becomes due and payable on a Saturday, Sunday or public holiday under the laws of the State of New York, the due date hereof shall be extended to the next succeeding full business day and interest shall be payable at the Stated Rate per annum during such extension. All payments received by the Holder shall be applied first to the payment of all accrued interest payable hereunder.

                  1.4 Notwithstanding anything to the contrary herein, no Debenture may be prepaid in whole or in part without the prior written consent of Holders holding at least sixty percent (60%) of the aggregate principal amount of the Debentures then outstanding (the "Approval Threshold").

the individual has the right to acquire as of February 14, 2003, through the exercise of any stock option, warrant or convertible security.

Any such prepayment that is so approved shall be made ratably among the Holders in proportion to the percentage of the aggregate principal amount of the Debentures held by each such Holder.

                                   ARTICLE II

                             SECURITY/SUBORDINATION

                  2.1. The obligations of the Company under this Debenture are secured pursuant to security interests on and collateral assignments of, assets, tangible and intangible, of the Company granted by the Company to the Holder and the other Holders pursuant to a General Security Agreement of even date herewith, and the collateral assignments referred to in the Purchase Agreement. In addition, each of Houba, Inc. ("Houba") and Axiom Pharmaceutical Corporation, each a wholly owned subsidiary of the Company (individually a "Guarantor" and collectively, the "Guarantors"), has executed and delivered in favor of the Holder and the other Holders a Continuing Unconditional Guaranty, dated an even date herewith (each a "Guarantee"), guaranteeing the full and unconditional payment when due of the amounts payable by the Company to the Holder and the other Holders pursuant to the terms of their respective Debentures. The obligations of each Guarantor under its Guaranty are secured (subject to the Subordination Agreement) pursuant to security interests on and collateral assignments of, assets, tangible and intangible, of such Guarantor granted by the Guarantor to the Holder and the other Holders pursuant to a security agreement of even date herewith, and the collateral assignments referred to in the Purchase Agreement. The rights of the Holders with respect to the collateral described in the security agreements and collateral assignments with the Company and the Guarantors as provided in the Purchase Agreement are subject to the terms of an Amended and Restated Subordination Agreement dated of even date herewith by and among the Company, the Holders and the other signatories thereto (the "Subordination Agreement").

                                  ARTICLE III

                                  CONVERSION

                  3.1. At 12:01 a.m. (New York time) on the first day after the effectiveness of the Amendment (the "Conversion Date"), so long as no Conversion Default (as defined below) is then existing, the entire principal amount hereof and all accrued interest hereon (through and including the day prior to the Conversion Date) shall automatically convert into shares of Series A Convertible Preferred Stock of the Company at a conversion price equal to $0.6425 per share, as such conversion price may be adjusted as provided in Section 3.4 hereof (as so adjusted, the "Conversion Price"). Promptly thereafter the Company shall deliver a notice to each Holder that shall (i) state the date of the Conversion Date, (ii) include any disclosures required by law, (iii) include a copy of the Amendment accepted by the Secretary of State of New York, (iv) specify the exact amount of principal and accrued interest that was converted in accordance with this Section 3.1 and the number of shares to be issued in conversion thereof,
(v) state the place where the Debenture shall be delivered for cancellation, and
(vi) include any other instructions that Holders must follow in order to tender their Debentures in exchange for certificates for Series A Convertible Preferred Stock. An affidavit of the Secretary or an Assistant Secretary of the Company or an agent employed by the Company that notice of conversion has been mailed postage prepaid to the last address of the Holder appearing on the Debenture registry books kept by the Company shall, in the absence of fraud, be prima facie evidence of the facts stated therein. On and after the Conversion Date, except as provided in the next sentence, Holders of the Debentures shall have no further rights except to receive, upon surrender of the Debentures, a certificate or certificates for the number of shares of Series A Convertible Preferred Stock as to which the Debenture shall have been converted. No fractional shares or scrip representing fractional shares will be issued upon any conversion, with the calculation of the number of shares of Series A Convertible Preferred Stock rounded to the nearest whole share. As used herein, "Conversion Default" means an Event of Default under Section 12.1(e), 12.1(h), 12.1(i) or 12.1(l) of the Purchase Agreement.

                  3.2. Registration of Transfer; Conversion Procedure. The Company shall maintain books for the transfer and registration of the Debentures. Upon the transfer of any Debenture in accordance with the provisions of the Purchase Agreement, the Company shall issue and register the Debenture in the names of the new Holders. The Debentures shall be signed manually by the Chairman, Chief Executive Officer, President or any Vice President and the Secretary or Assistant Secretary of the Company. Subject to the terms of this Debenture, not later than three (3) days following the surrender of this Debenture the Company shall issue and deliver to or upon the written order of the Holder of such Debenture and in such name or names as such Holder may designate, a certificate or certificates for the number of full shares of Series A Convertible Preferred Stock due to such Holder upon the conversion of this Debenture. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become the Holder of record of such Shares as of the Conversion Date. The Company will comply with all securities laws regulating the offer and delivery of the Series A Convertible Preferred Stock upon conversion of the Debentures.

                  3.3. Company to Provide Series A Convertible Preferred Stock. In accordance with the provisions of the Purchase Agreement, the Company covenants to take certain actions, including to seek the approval of its shareholders and directors, to amend and restate its Certificate of Incorporation in the form attached as Exhibit D to the Purchase Agreement (the "Amendment"), including filing the Proxy Statement described in the Purchase Agreement (the "Proxy Statement").

                  3.4. Adjustments to Conversion Price. In order to prevent dilution of the conversion rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time in accordance with this Section 3.4.

                  The Conversion Price in effect at the time of the exercise of conversion rights hereunder shall be subject to adjustment from time to time as follows:

                  (a) If the Company shall grant or issue any shares of Common Stock, or grant or issue any rights or options for the purchase of, or stock or other securities convertible into, Common Stock (such convertible stock or securities being herein collectively referred to as "Convertible Securities") for a consideration per share which is less than the Conversion Price in effect immediately prior to such issuance or sale (the "Applicable Conversion Price"), then the Applicable Conversion Price in effect immediately prior to such issuance or sale shall, and thereafter, upon each issuance or sale for a consideration per share which is less than the Applicable Conversion Price, the Applicable Conversion Price shall, simultaneously with such issuance or sale, be adjusted, so that such Applicable Conversion Price shall equal (A) the price per share received by the Company, in the case of the issuance of Common Stock by the Company, or (B) the exercise or conversion price of the Convertible Securities issued by the Company, as applicable.

                  (b) Anything in this Section 3.4 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in connection with:

                           (i)      the grant, issuance or exercise of any
Convertible Securities pursuant to the Company's qualified or non-qualified Employee Stock Option Plans or any other bona fide employee benefit plan or incentive arrangement, adopted or approved by the Company's Board of Directors or approved by the Company's shareholders, as each may be amended from time to time, or under any other bona fide employee benefit plan hereafter adopted by the Company's Board of Directors; or

                           (ii)     the grant, issuance or exercise of any
Convertible Securities in connection with the hire or retention of any officer, director or key employee of the Company, provided such grant is approved by the Company's Board of Directors; or

                           (iii)    the issuance of any Preferred Stock issued
in satisfaction of interest payments on the Debentures and the Existing Debentures, as provided in the Debenture Conversion Agreement; or

                           (iv)     the issuance of any Common Stock issued in
satisfaction of interest on the Company's indebtedness for borrowed money, provided the number of shares of Common Stock issuable is based on the average closing bid and asked prices for the Common Stock for the twenty (20) trading days preceding the interest payment; or

                           (v)      the issuance of any shares of Common Stock
pursuant to the grant or exercise of Convertible Securities outstanding as of the date hereof (exclusive of any subsequent amendments thereto).

                  (c) For the purpose of Subsections 3.4, the following provisions shall also be applied:

                           (i)      In case of the issuance or sale of
additional shares of Common Stock for cash, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company for such shares, before deducting therefrom any commissions, compensation or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance or sale of such shares.

                           (ii)     In the case of the issuance of Convertible
Securities, the consideration received by the Company therefor shall be deemed to be the amount of cash, if any, received by the Company for the issuance of such rights or options, plus the minimum amounts of cash and fair value of other consideration, if any, payable to the Company upon the exercise of such rights or options or payable to the Company upon conversion of such Convertible Securities.

                           (iii)    In the case of the issuance of shares of
Common Stock or Convertible Securities for a consideration in whole or in part, other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board of Directors of the Company (irrespective of accounting treatment thereof); provided, however, that if such consideration consists of the cancellation of debt issued by the Company, the consideration shall be deemed to be the amount the Company received upon issuance of such debt (gross proceeds) plus accrued interest and, in the case of original issue discount or zero coupon indebtedness, accrued value to the date of such cancellation, but not including any premium or discount at which the debt may then be trading or which might otherwise be appropriate for such class of debt.

                           (iv)     In case of the issuance of additional shares
of Common Stock upon the conversion or exchange of any obligations (other than Convertible Securities), the amount of the consideration received by the Company for such Common Stock shall be deemed to be the consideration received by the Company for such obligations or shares so converted or exchanged, before deducting from such consideration so received by the Company any expenses or commissions or compensation incurred or paid by the Company for any underwriting of, or otherwise in connection with, the issuance or sale of such obligations or shares, plus any consideration received by the Company in connection with such conversion or exchange other than a payment in adjustment of interest and dividends. If obligations or shares of the same class or series of a class as the obligations or shares so converted or exchanged have been originally issued for different amounts of consideration, then the amount of consideration received by the Company upon the original issuance of each of the obligations or shares so converted or exchanged shall be deemed to be the average amount of the consideration received by the Company upon the original issuance of all such obligations or shares. The amount of consideration received by the Company upon the original issuance of the obligations or shares so converted or exchanged and the amount of the consideration, if any, other than such obligations or shares, received by the Company upon such conversion or exchange shall be determined in the same manner as provided in paragraphs (i) and (ii) above with respect to the consideration received by the Company in case of the issuance of additional shares of Common Stock or Convertible Securities.

                           (v)      In the case of the issuance of additional
shares of Common Stock as a dividend, the aggregate number of shares of Common Stock issued in payment of such dividend shall be deemed to have been issued at the close of business on the record date fixed for the determination of stockholders entitled to such dividend and shall be deemed to have been issued without consideration; provided, however, that if the Company, after fixing such record date, shall legally abandon its plan to so issue Common Stock as a dividend, no adjustment of the Applicable Conversion Price shall be required by reason of the fixing of such record date.

                  (d)      For purposes of the adjustment provided for in
Section 3.4, if at any time the Company shall issue any Convertible Securities, the Company shall be deemed to have issued at the time of the issuance of such Convertible Securities the maximum number of shares of Common Stock issuable upon conversion of the total amount of such Convertible Securities.

                  (e) On the expiration, cancellation or redemption of any Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be readjusted to such Conversion Price as would have been obtained (i) had the adjustments made upon the issuance or sale of such expired, canceled or redeemed Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock theretofore actually delivered upon the exercise or conversion of such Convertible Securities (and the total consideration received therefor) and (ii) had all subsequent adjustments been made on only the basis of the Conversion Price as readjusted under this subsection 3.4(e) for all transactions (which would have affected such adjusted Conversion Price) made after the issuance or sale of such Convertible Securities.

                  (f) Anything in this Section 3.4 to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one cent per share in such Conversion Price; provided, however, that any adjustments which by reason of this subsection 3.4(f) are not required to be made shall be carried forward and taken into account in making subsequent adjustments. All calculations under this Section 3.4 shall be made to the nearest cent.

                  (g) Upon any adjustment of any Conversion Price, then and in each such case the Company shall promptly deliver a notice to the registered Holder of this Debenture, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                  3.5. Reorganization of the Company. If the Company is a party to a merger or other transaction which reclassifies or changes its outstanding Common Stock, upon consummation of such transaction this Debenture shall automatically become convertible into the kind and amount of securities, cash or other assets which the Holder of this Debenture would have owned immediately after such transaction if the Holder had converted this Debenture at the Conversion Price in effect immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the person obligated to issue securities or deliver cash or other assets upon conversion of this Debenture shall execute and deliver to the Holder a supplemental Debenture so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided in this Article 3. The successor Company shall mail to the Holder a notice describing the supplemental Debenture.

                                   ARTICLE IV

                                  MISCELLANEOUS

                  4.1. Default. Upon the occurrence of any one or more of the Events of Default specified in the Purchase Agreement all amounts then remaining unpaid on this Debenture may be declared to be, or automatically become, immediately due and payable as provided in the Purchase Agreement.

                  4.2. Collection Costs. In the event that this Debenture shall be placed in the hands of an attorney for collection by reason of any event of default hereunder, the undersigned agrees to pay reasonable attorney's fees and disbursements and other reasonable expenses incurred by the Holder in connection with the collection of this Debenture.

                  4.3. Rights Cumulative; Specific Performances. The rights, powers and remedies given to the Payee under this Debenture shall be in addition to all rights, powers and remedies given to it by virtue of the Purchase Agreement, any document or instrument executed in connection therewith, or any statute or rule of law. Without limiting the generality of the foregoing, the Company and Holder acknowledge and agree that the transactions contemplated by this Debenture are unique. Accordingly, the Company acknowledges and agrees that in addition to the other remedies to which the Holder may be entitled, the Holder shall be entitled to a decree of a specific performance and injunctive and other equitable relief to require the Company's compliance with its obligations hereunder.

                  4.4. No Waivers. Any forbearance, failure or delay by the Payee in exercising any right, power or remedy under this Debenture, the Purchase Agreement, any documents or instruments executed in connection therewith or otherwise available to the Payee shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

                  4.5. Amendments in Writing. Subject to the terms of the Purchase Agreement, no amendment, modification or waiver of any provision of this Debenture shall be effective unless it shall be in writing and signed by the Holders holding at least the Approval Threshold, and any such amendment, modification or waiver shall apply only in the specific instance for which given. Each such amendment, modification or waiver that is approved shall apply to each Debenture.

                  4.6. Governing Law; Jurisdiction. (a) This Debenture and the rights of the holders hereof shall be governed by, and construed in accordance with, the laws of the State of New York wherein the terms of this Debenture were negotiated, excluding to the greatest extent permitted by law any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

                  (b) The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or United States Federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Debenture or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such United States Federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law. Nothing in this Debenture or any other Transaction Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Debenture or any of the other Transaction Documents in the courts of any jurisdiction.

                  (c) The Company irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or in relation to this Debenture or any other transaction document to which it is a party in any such New York State or United States Federal Court. The Company hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  4.7. No Counterclaims. The Company waives the right to interpose counterclaims or set-offs of any kind and description in any litigation arising hereunder (whether or not arising out of or relating to this Debenture).

                  4.8. Successors. The term "Payee" and "Holder" as used herein shall be deemed to include the Holder and its successors, endorsees and assigns.

                  4.9. Certain Waivers. The Company hereby waives presentment, demand for payment, protest, notice of protest and notice of non-payment hereof.

                  4.10. Stamp Tax. The Company will pay any documentary stamp taxes attributable to the initial issuance of the Series A Convertible Preferred Stock issuable upon the conversion of this Debenture; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for such stock in a name other than that of the Holder in respect of which such stock is issued, and in such case the Company shall not be required to issue or deliver any certificate for the stock until the person requesting the same has paid to the Company the amount of such tax or has established to the Company's reasonable satisfaction that such tax has been paid.

                  4.11. Mutilated, Lost, Stolen or Destroyed Debentures. In case this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Debenture, or in lieu of and substitution for the Debenture, mutilated, lost, stolen or destroyed, a new Debenture of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and an indemnity, if requested, also reasonably satisfactory to it (but without requirement of posting any bond).

                  4.12. Maintenance of Office. The Company covenants and agrees that so long as this Debenture shall be outstanding, it will maintain an office or agency in New York (or such other place as the Company may designate in writing to the holder of this Debenture) where notices, presentations and demands to or upon the Company in respect of this Debenture may be given or made.

                  4.13. WAIVER OF JURY TRIAL. THE COMPANY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS DEBENTURE OR ANY OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                  IN WITNESS WHEREOF, Halsey Drug Co., Inc. has caused this Debenture to be signed by its President and to be dated the day and year first above written.

ATTEST [SEAL]                        HALSEY DRUG CO., INC.

_________________________            By:____________________________________
                                        Name: Andrew D. Reddick
                                        Title: President Chief Executive Officer

                                  ATTACHMENT I

                                   Assignment

                  For value received, the undersigned hereby assigns subject to the provisions of Section ___ of the Purchase Agreement, to ________ $_________________ principal amount of the Convertible Senior Secured Debenture evidenced hereby and hereby irrevocably appoints _______________ attorney to transfer the Debenture on the books of the within named corporation with full power of substitution in the premises.

Dated:

In the presence of:

__________________  _________